EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Mentor Corporation on Form S-8 pertaining to the Mentor Corporation Employee Stock Purchase Plan of our report dated May 13, 2005, with respect to the consolidated financial statements and financial statement schedule of Mentor Corporation included in its Annual Report on Form 10-K for the year ended March 31, 2005, Mentor Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mentor Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
October 20, 2005